Exhibit 99.1

KROGER ANNOUNCES RESULTS FOR FOURTH QUARTER OF 2003

Identical Food-Store Sales, Excluding Labor Disputes, Rose 2.0%

CINCINNATI, OH, March 9, 2004 — The Kroger Co. (NYSE: KR) today reported a net loss of $337.4 million, or $(0.45) per diluted share, for the fourth quarter ended January 31, 2004. These results include several items described below that collectively reduced after-tax earnings by $663.1 million, or $0.89 per diluted share.

The Company estimates the recently resolved labor dispute affecting stores in southern California, as well as a work stoppage in West Virginia that ended in mid-December, reduced earnings by $156.4 million after tax during the quarter. Kroger also incurred a goodwill impairment charge of $444.2 million after tax related to its Smith’s division, and a charge of $75.0 million after tax for an asset writedown related to 74 under-performing stores. In addition, Kroger had income of $12.5 million after tax related to the adjustment of a property tax allowance. Additional detail on these items, including the calculation used to estimate the effect of the labor disputes, is provided in Tables 2 and 3.

Net earnings in the year-ago period were $381.0 million, or $0.50 per diluted share. Those results include items detailed in Table 2.

Total sales for the 12-week fourth quarter of fiscal 2003 increased 4.5% to $13.0 billion, including stores affected by the labor disputes. On this basis, identical food-store sales, including fuel, increased 1.8% and, excluding fuel, increased 1.2%. Excluding stores affected by labor disputes, identical food-store sales, including fuel, increased 2.0%. On this basis, identical food-store sales, excluding fuel, increased 1.3% (Table 6). Kroger estimates that product cost inflation, including fuel, was 2.3% and, excluding fuel, was 2.1%.

“We are pleased with Kroger’s fourth-quarter sales. This represents continued sequential improvement in both total and identical food-store sales,” said David B. Dillon, Kroger chief executive officer. “In addition, we are happy to have a new contract in place in southern California and to have Ralphs team members back at work serving our customers. Ralphs has a comprehensive plan in place to build its business and will receive our full support.”

Also in the fourth quarter:

•	FIFO gross margin was 26.44%, a decrease of 43 basis points from the fourth quarter of 2002. Gross margin at the supermarket divisions not affected by labor disputes, and excluding fuel sales, declined slightly.

•	Operating, general and administrative costs increased 167 basis points to 19.70%. OG&A at the supermarket divisions not affected by labor disputes, and excluding fuel sales, increased approximately 40 basis points. Higher health care costs represented nearly half of the increase.

For the full 52-week fiscal year in 2003, sales increased 3.9% to $53.8 billion. Net earnings were $314.6 million, or $0.42 per diluted share. These results include total charges of $801.3 million after tax, or $1.06 per diluted share, from: the effect of the labor disputes; asset writedown; goodwill impairment charge; a charge for resolving disputes related to energy supply arrangements; and other items shown in Tables 2 and 3. Net earnings for fiscal 2002 were $1.2 billion, or $1.52 per diluted share. These results include the items shown in Table 2.

In 2003, Kroger’s cash flow enabled the Company to reduce total debt by $211 million, repurchase $301 million in stock and invest $2.1 billion in capital projects. This capital investment figure includes $202 million for the buyout of a synthetic lease and $78 million for acquisitions.

Kroger opened, expanded, relocated or acquired 116 food stores, and closed 44 stores in 2003. Total food store square footage increased 2.7% over the prior year.

Looking ahead, the Company expects identical food-store sales for 2004, excluding fuel, to be stronger than the fourth quarter of 2003. Strong sales related to inclement weather in many parts of the country during early 2003 will make comparisons difficult in the first quarter of this year, Mr. Dillon said.

Kroger expects earnings in 2004 to be lower than in 2003, excluding the effect of the labor disputes and unusual items. Mr. Dillon said it is not possible for Kroger to provide a more precise earnings estimate for 2004 because of the inherent uncertainties in: the cost of the labor dispute in southern California; the time and investment needed to build Ralphs’ business; and the investment necessary to meet Kroger’s plan to drive sales growth.

“We have achieved significant cost savings over the past two years. We believe that in 2004 there will be additional opportunities to reduce our costs in areas such as administration, labor, shrink, warehousing and transportation. These savings will be invested in our core business to drive profitable sales growth and offer improved value and shopping experiences for our customers. More than ever, Kroger’s financial strength is an important competitive advantage. We have the financial resources and right team in place to continue building Kroger’s business,” Mr. Dillon said.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of fiscal 2003, the Company operated (either directly or through its subsidiaries) 2,532 supermarkets and multi-department stores in 32 states under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s, Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly, through its subsidiaries or franchise agreements) 802 convenience stores, 440 fine jewelry stores, 466 supermarket fuel centers and 41 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words or phrases such as “expects” and “believe.” These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Increased competition, weather and economic conditions, the success of programs designed to increase our sales, and future labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our earnings. Although we anticipate that our identical food-store sales for fiscal 2004, excluding fuel, will be stronger than in the fourth quarter of 2003, results could be affected by increased competition, weather conditions, labor disputes, economic conditions, and the success of programs designed to increase our sales. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (EST) on March 9, 2004 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EST) on March 9, 2004 through March 19, 2004.

# # #

Media Contact:	Gary Rhodes, The Kroger Co. (513) 762-1304

Investor Contact:	Carin Chabut, The Kroger Co. (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	FOURTH QUARTER				YEAR TO DATE
	2003		2002		2003		2002
SALES	$13,033.5	100.00%	$12,469.6	100.00%	$53,790.8	100.00%	$51,759.5	100.00%
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION, EXCLUDING ITEMS SHOWN SEPARATELY BELOW (a)	9,588.5	73.57	9,057.7	72.64	39,636.5	73.69	37,810.4	73.05
OPERATING, GENERAL AND ADMINISTRATIVE (a)	2,567.2	19.70	2,248.1	18.03	10,354.1	19.25	9,617.8	18.58
RENT	154.3	1.18	147.6	1.18	653.3	1.21	655.9	1.27
DEPRECIATION	304.9	2.34	267.0	2.14	1,209.0	2.25	1,086.5	2.10
INTEREST (a)	127.9	0.98	139.6	1.12	604.0	1.12	618.5	1.19
GOODWILL IMPAIRMENT CHARGE (a)	444.2	3.41	—	0.00	444.2	0.83	—	0.00
ASSET IMPAIRMENT CHARGE (a)	119.9	0.92	—	0.00	119.9	0.22	—	0.00
RESTRUCTURING CHARGES (a)	—	0.00	—	0.00	—	0.00	14.4	0.03
MERGER-RELATED COSTS (a)	—	0.00	—	0.00	—	0.00	1.8	0.00

TOTAL PRE-TAX EXPENSES	13,306.9	102.10	11,860.0	95.11	53,021.0	98.57	49,805.3	96.22

EARNINGS (LOSS) FROM OPERATIONS BEFORE TAX EXPENSE	(273.4)	-2.10	609.6	4.89	769.8	1.43	1,954.2	3.78
TAX EXPENSE	64.0	0.49	228.6	1.83	455.2	0.85	732.8	1.42

EARNINGS (LOSS) FROM OPERATIONS	(337.4)	-2.59	381.0	3.06	314.6	0.58	1,221.4	2.36
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (a)	—	0.00	—	0.00	—	0.00	(16.5)	-0.03

NET EARNINGS (LOSS)	$(337.4)	-2.59%	$381.0	3.06%	$314.6	0.58%	$1,204.9	2.33%

LIFO CHARGE (CREDIT) (a)	$0.7	0.01%	$(61.9)	-0.50%	$34.2	0.06%	$(49.9)	-0.10%

EARNINGS (LOSS) PER BASIC COMMON SHARE:
FROM OPERATIONS	$(0.45)		$0.50		$0.42		$1.57
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (a)	0.00		0.00		0.00		(0.02)

NET EARNINGS (LOSS) PER BASIC COMMON SHARE	$(0.45)		$0.50		$0.42		$1.55

SHARES USED IN BASIC CALCULATION	742.9		761.3		747.2		778.8

EARNINGS (LOSS) PER DILUTED COMMON SHARE:
FROM OPERATIONS	$(0.45)		$0.50		$0.42		$1.54
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (a)	0.00		0.00		0.00		(0.02)

NET EARNINGS (LOSS) PER DILUTED COMMON SHARE	$(0.45)		$0.50		$0.42		$1.52

SHARES USED IN DILUTED CALCULATION	742.9		769.6		753.8		790.9

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	Refer to Tables 2 and 3 for a description of items that affected Kroger’s financial results during the periods presented.

Table 2. OTHER ITEMS

(in millions, except per share amounts)

Items identified in this table should not be considered alternatives to net earnings, net cash provided by operating activities or any other Generally Accepted Accounting Principle (“GAAP”) measure of performance or liquidity. These items should not be reviewed in isolation or considered substitutes for Kroger’s financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below in the footnotes and in Table 3, it is important to identify these items and to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table summarizes items that affected Kroger’s financial results during the periods presented. The items include a goodwill impairment charge, an asset impairment charge, restructuring charges, merger-related costs and the cumulative effect of an accounting change, all of which are shown separately in the Consolidated Statements of Earnings (Table 1). The items also include other charges and credits that were recorded as components of merchandise costs, operating, general and administrative expense (“OG&A”) and interest expense. Additionally, items in 2003 include the estimated effects of the labor disputes.

	FOURTH QUARTER		YEAR TO DATE
	2003	2002	2003	2002
ITEMS AFFECTING FIFO GROSS MARGIN (a):
EFFECT OF LABOR DISPUTES (b)	$80.5	$—	$177.1	$—
ITEM-COST CONVERSION CHARGE (c)	—	—	—	90.7
EITF 02-16 ADOPTION CHARGE (d)	—	27.6	—	27.6
LIFO CREDIT - EITF 02-16 ADOPTION (d)	—	(27.6)	—	(27.6)

ITEMS AFFECTING OG&A:
EFFECT OF LABOR DISPUTES (b)	169.8	—	215.4	—
STORE CLOSING LIABILITIES (e)	—	—	(10.0)	—
UTILITY CONTRACTS - MARK-TO-MARKET (f)	—	(15.2)	4.1	(19.0)
UTILITY CONTRACTS - DYNEGY SETTLEMENT (g)	—	—	62.6	—
CONTRIBUTION (h)	—	—	(5.5)	—
POWER OUTAGE (i)	—	—	9.4	—
PROPERTY TAX ALLOWANCE ADJUSTMENT (j)	(20.0)	—	(20.0)	—
ITEMS AFFECTING INTEREST (k)	—	—	18.3	18.7
GOODWILL IMPAIRMENT CHARGE (l)	444.2	—	444.2	—
ASSET IMPAIRMENT CHARGE (m)	119.9	—	119.9	—
RESTRUCTURING CHARGES (n)	—	—	—	14.4
MERGER-RELATED COSTS (o)	—	—	—	1.8

TOTAL PRE-TAX (INCOME) LOSS	794.4	(15.2)	1,015.5	106.6
INCOME-TAX EFFECT (p)	(131.3)	5.7	(214.2)	(40.0)

AFTER-TAX (INCOME) LOSS	663.1	(9.5)	801.3	66.6
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX (q)	—	—	—	16.5

TOTAL AFTER-TAX (INCOME) LOSS	$663.1	$(9.5)	$801.3	$83.1

SHARES USED IN DILUTED CALCULATION	742.9	769.6	753.8	790.9
ESTIMATED DILUTED PER SHARE EFFECT	$0.89	$(0.01)	$1.06	$0.11

(a)	Kroger calculates FIFO Gross Margin as follows: Sales minus Merchandise costs (including advertising, warehousing and transportation, excluding rent and depreciation which are shown separately in Table 1) plus LIFO Charge (Credit).
(b)	Refer to Table 3 for further details on the estimated effects of the labor disputes.
(c)	During the fourth quarter of 2002, the former Fred Meyer divisions changed their application of the LIFO method of accounting from the retail method to the item-cost method. The effect of this change on the February 3, 2002 inventory valuation was included in results for the first quarter of 2002.
(d)	Kroger adopted EITF Issue No. 02-16 in the fourth quarter of 2002. Adoption of this standard resulted in a $27.6 million pre-tax charge, offset by a $27.6 million pre-tax LIFO credit.
(e)	Reversal of lease liabilities related to store closings that did not take place or were less costly than anticipated. As a result of merchandising and operational changes, financial performance has improved at some stores Kroger anticipated closing following the Fred Meyer merger.
(f)	Expense (credit) related to the mark-to-market of excess energy purchase commitments.
(g)	Expense to resolve disputes related to supply arrangements with Dynegy, Inc.
(h)	Adjustment of liabilities related to a future charitable contribution required as a result of the Fred Meyer merger.
(i)	Estimated expenses related to the August, 2003 power outage in Michigan and Ohio.
(j)	Adjustment of a property tax allowance.
(k)	SFAS No. 145 was adopted in the first quarter of 2003. As a result, expenses related to the early retirement of debt, which were recorded as extraordinary items prior to the issuance of SFAS No. 145, are classified as interest expense in the respective periods. The 2003 expenses related to premiums paid in connection with the repurchase of $100 million of long-term bonds, and the write-off of the related deferred financing costs.
(l)	Goodwill impairment charge related to our Smith’s division. This goodwill impairment charge is non-deductible for tax purposes.
(m)	Asset impairment charge related to 74 under-performing stores.
(n)	The restructuring charges primarily included expenses related to the implementation of the Kroger Strategic Growth Plan.
(o)	Merger-related charges and credits resulted from issuing and revaluing restricted stock related to merger synergies.
(p)	Income tax effects for 2003 differ from the overall effective income tax rates due to the impairment charge of non-deductible goodwill.
(q)	Adoption of SFAS No. 142 in the first quarter of 2002 resulted in a $16.5 million impairment charge, net of a $9.9 million tax benefit, for the write-down of the jewelry division goodwill.

Table 3. EFFECT OF LABOR DISPUTES

The estimated effects of the labor disputes on the Ralphs stores in southern California and the Kroger stores in the West Virginia area are based on the following assumptions and estimates, the most significant of which are explained below. While we have endeavored to estimate the effect of the labor disputes on our business, the uncertainties inherent in such estimates could cause them to be inaccurate.

The effect of the labor disputes on FIFO Gross Margin (see Table 2):

For dispute-affected regions, management assumed that trends existing prior to the effect of the labor disputes would have continued. Based on those trends, the estimated effect includes the differences between reported sales and sales projections less reported merchandising costs and merchandising cost projections. The estimates include differences at the strike-affected stores as well as differences at Food 4 Less stores in southern California whose financial results were affected by the labor dispute in that region.

Differences in merchandising costs included incremental warehousing, distribution, advertising and inventory shrinkage expenses due to the labor disputes.

The effect of the labor disputes on operating, general and administrative expense (“OG&A”):

For dispute-affected regions, management assumed that trends existing prior to the effect of the labor disputes would have continued. The estimated effect includes the differences between reported OG&A and OG&A projections based on those trends. The estimates include differences at the strike-affected stores as well as differences at Food 4 Less stores in southern California whose financial results were affected by the labor dispute.

Differences in OG&A included: direct pre-strike expenses; costs associated with hiring and training replacement workers; costs associated with bringing in employees from other Kroger divisions to work on a temporary basis in the Ralphs stores; and expenses under the mutual strike assistance agreement entered into with Safeway Inc. and Albertson’s, Inc. in southern California.

Table 4.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

	January 31, 2004	February 1, 2003
ASSETS
Current Assets
Cash	$158.9	$171.2
Receivables	739.9	677.1
Inventories	4,168.9	4,175.2
Prepaid and other current assets	551.3	542.2

Total current assets	5,619.0	5,565.7

Property, plant and equipment, net	11,178.1	10,547.9
Goodwill, net	3,134.0	3,575.1
Fair value interest rate hedges (a)	6.5	110.2
Other assets	246.4	302.9

Total Assets	$20,184.0	$20,101.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt including capital leases	$247.8	$352.4
Accounts payable	3,057.7	3,269.1
Accrued salaries and wages	546.7	570.8
Other current liabilities	1,716.4	1,415.4

Total current liabilities	5,568.6	5,607.7

Long-term debt including capital leases
Face value long-term debt including capital leases	8,011.4	8,111.6
Adjustment to reflect fair value interest rate hedges (a)	104.2	110.2

Long-term debt including capital leases	8,115.6	8,221.8

Other long-term liabilities	2,488.4	2,422.0

Total Liabilities	16,172.6	16,251.5

Stockholders’ equity	4,011.4	3,850.3

Total Liabilities and Stockholders’ Equity	$20,184.0	$20,101.8

Total common shares outstanding at end of period	743.8	758.1
Total diluted shares year to date	753.8	790.9

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a)	Balance sheet adjustments to reflect fair value interest rate hedges of fixed-rate debt, pursuant to SFAS No. 133.

Table 5.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	YEAR TO DATE
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (a)	$314.6	$1,204.9
Adjustment to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of accounting change, net of tax (a)	—	16.5
Depreciation	1,209.0	1,086.5
LIFO charge (credit) (a)	34.2	(49.9)
Merger-related costs (a)	—	1.8
Asset impairment charge (a)	119.9	—
Goodwill impairment charge (a)	444.2	—
Item-cost conversion (a)	—	90.7
EITF 02-16 adoption (a)	—	27.6
Deferred income taxes	347.9	467.5
Other	22.3	38.2
Changes in operating assets and liabilities, net of effects of acquisitions:
Inventories	(19.8)	(62.0)
Receivables	2.7	1.6
Prepaid expenses	4.7	(34.0)
Accounts payable	(318.5)	359.3
Accrued expenses	224.3	(4.1)
Income tax payable / receivable	(79.1)	(10.5)
Contribution to company sponsored pension plan	(100.0)	—
Other	8.5	49.3

Net cash provided by operating activities	2,214.9	3,183.4

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, excluding acquisitions	$(1,999.9)	$(1,891.0)
Payments for acquisitions, net of cash acquired	(87.2)	(125.9)
Other	61.2	109.9

Net cash used by investing activities	(2,025.9)	(1,907.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	$347.0	$1,353.1
Reductions in long-term debt	(487.3)	(1,757.2)
Proceeds from issuance of capital stock	39.4	41.2
Treasury stock purchases	(301.0)	(784.8)
Proceeds from interest rate swap terminations	113.9	—
Increase (decrease) in book overdrafts	107.1	(87.9)
Other	(20.4)	(30.2)

Net cash used by financing activities	(201.3)	(1,265.8)

NET INCREASE (DECREASE) IN CASH	$(12.3)	$10.6

CASH AT BEGINNING OF YEAR	171.2	160.6

CASH AT END OF YEAR	$158.9	$171.2

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$588.8	$584.9
Cash paid during the year for income taxes	$138.4	$268.4
Non-cash changes related to purchase acquisitions:
Fair value of assets acquired	$79.3	$123.5
Goodwill recorded	$9.4	$9.5
Liabilities assumed	$1.5	$7.1

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a)	Refer to Tables 2 and 3 for a description of items that affected Kroger’s financial results during the periods presented.

Table 6. Supplemental Sales Information

(in millions, except percentages)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable food store sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL FOOD STORE SALES (a) (c) (d)

	FOURTH QUARTER		EXCLUDING STORES AFFECTED BY LABOR DISPUTES: FOURTH QUARTER
	2003	2002	2003	2002
INCLUDING SUPERMARKET FUEL CENTERS	$11,635.6	$11,432.6	$9,930.3	$9,738.7
EXCLUDING SUPERMARKET FUEL CENTERS	$11,333.9	$11,195.5	$9,633.7	$9,507.9

INCLUDING SUPERMARKET FUEL CENTERS	1.8%	(1.0)%	2.0%
EXCLUDING SUPERMARKET FUEL CENTERS	1.2%	(1.8)%	1.3%

COMPARABLE FOOD STORE SALES (b) (c) (d)
	FOURTH QUARTER		EXCLUDING STORES AFFECTED BY LABOR DISPUTES: FOURTH QUARTER
	2003	2002	2003	2002
INCLUDING SUPERMARKET FUEL CENTERS	$11,947.1	$11,684.2	$10,220.7	$9,976.1
EXCLUDING SUPERMARKET FUEL CENTERS	$11,629.8	$11,440.3	$9,908.4	$9,738.7

INCLUDING SUPERMARKET FUEL CENTERS	2.3%	(0.3)%	2.5%
EXCLUDING SUPERMARKET FUEL CENTERS	1.7%	(1.2)%	1.7%

(a)	Kroger defines a food store as an identical store in the quarter after the store has been in operation and has not been expanded or relocated for four full quarters. The identical food store dollar figures presented were used to calculate fourth quarter 2003 percent changes.
(b)	Kroger defines a food store as a comparable store in the quarter after the store has been in operation for four full quarters, including relocations and expansions. The comparable food store dollar figures presented were used to calculate fourth quarter 2003 percent changes.
(c)	Kroger estimated that its product cost inflation, including fuel, was 2.3% and, excluding fuel, was 2.1%, in the fourth quarter of 2003 versus the fourth quarter of 2002. Kroger estimated that its product cost deflation, including fuel, was 0.0% and, excluding fuel, was 0.5%, in the fourth quarter of 2002 versus the fourth quarter of 2001.
(d)	The labor disputes affected our sales results in several ways. In the West Virginia area, we temporarily closed 44 stores in response to a decision by a local union to conduct a strike against Kroger. Our pharmacies in the area remained open. As a result, we did not realize any sales other than pharmacy sales at these 44 stores.

In southern California, sales results were negatively affected by picket lines established outside of our Ralphs stores. Picket lines generally dissuade potential customers from entering our stores. Additionally, we were forced to hire temporary employees and transfer current employees from other areas to southern California to staff the stores. Operating with fewer employees and, in most cases, less experienced replacement employees, our stores suffered sales losses due to increased inventory shortages and decreased customer service. These negative sales effects were partially offset by sales increases at Food 4 Less stores in the region that were not involved in the labor dispute. Also, sales at Ralphs stores were favorably affected during certain weeks when picket lines were removed from Ralphs stores.

Sales figures adjusted for effects of the labor disputes exclude stores involved in labor disputes, as well as Food 4 Less stores whose sales were favorably affected by the labor disputes in that region. Sales were excluded for the first six weeks of our fourth quarters for stores in the West Virginia area. Sales were excluded for our entire fourth quarters for the Ralphs and Food 4 Less stores.